Exhibit 99.1

Spartan Motors, Inc.
1541 Reynolds Rd. - Charlotte, MI 48813 - USA Telephone 517.543.6400 - Facsimile 517.543.5403 Website – www.spartanmotors.com

FOR IMMEDIATE RELEASE

Spartan Motors Reports First Quarter 2013 Results

Order Backlog Reaches $228.6 Million, Forecasts Profitable 2013

CHARLOTTE, Mich., May 8, 2013 – Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”) today announced operating results for the first quarter of 2013. Revenues totaled $96.1 million versus $118.8 million, down 19.1% from the first quarter of 2012 due to a decline in sales in the Delivery & Service (DSV) segment. Spartan posted a net loss of $0.13 per diluted share compared to a net loss of $0.06 per diluted share in the first quarter of 2012, primarily due to the impact of lower revenue, an accrual for a product recall and costs related to the move of walk-in van production to Bristol, Ind.

John Sztykiel, President and CEO of Spartan Motors, Inc., stated, “As we indicated in our fourth quarter 2012 press release and conference call, we expected an operating loss in the first quarter of 2013. Most of the loss during the quarter was due to lower DSV revenue and expenses incurred to move and start walk-in van production at Bristol. During the first quarter, we moved the bulk of our Utilimaster business 22 miles to a much more efficient plant and began ramping up production. Our relocation plan was aggressive and complex, so it is not surprising that we encountered some growing pains during the launch phase at Bristol.

“We believe the first quarter will prove to be the most difficult quarter of 2013 and is now behind us. Although meeting our targets for the rest of the year is not without its own challenges, I have confidence in our people, our plan and our ability to turn strong backlog growth of 41.1% from the end of 2012, into a profitable second quarter and full year2013.”

First Quarter 2013 Summary:

(Comparisons are Q1 2013 to Q1 2012 unless otherwise noted)

●	Net sales of $96.1 million (down 19.1% from Q1 2012 sales of $118.8 million)
o	Emergency Response (ER) revenue rose 2.9% to $34.9 million from $33.9 million
o	Delivery & Service (DSV) revenue declined 45.7% to $31.9 million from $58.8 million
o	Specialty Vehicles (SV) sales rose to $29.3 million from $26.1 million, an increase of 12.3%
●	Gross margin of 6.6% of sales versus 11.6% in the first quarter of 2012
●	Operating loss of $6.8 million compared to an operating loss of $3.4 million in Q1 2012
●	Net loss of $4.3 million, $0.13 per diluted share, compared to a net loss of $2.0 million, or $0.06 per diluted share, in the first quarter of 2012
●	Consolidated order backlog at March 31, 2013 increased 41.1% to $228.6 million versus $162.0 million at December 31, 2012, and up 64.5% from $135.7 million at March 31, 2012
●	Cash balance of $16.6 million at March 31, 2013 compared to $21.7 million at December 31, 2012

“The first quarter of 2013 was about three items: First, we completed the move of Utilimaster’s walk-in van business from Wakarusa, Ind. to Bristol, Ind. Our high-volume line is now running at expected rates. Now we are adding the lower-volume, mixed-model line, which should ramp up to expected rates during the second quarter. We are excited to see more than 12 months of hard work come to fruition in the form of a high-quality product coming off the line, 100% complete.

“Second, our order backlog reached $228.6 million, proving the strength of the Spartan and Utilimaster brands. Third, we achieved market acceptance of the Reach™ with the receipt of an order for 1,900 units from a major fleet customer,” stated Mr. Sztykiel.

Mr. Sztykiel continued his comments, saying, “Although our work to enhance the gross margin in the first quarter of 2013 was masked by seasonal factors and the impact of Bristol-related costs, we expect Spartan’s results for the rest of the year to show positive results from these efforts. Spartan’s D.R.I.V.E. strategy is sound and our focus is on the “I” – Integrated Operational Improvement – in D.R.I.V.E.”

D.R.I.V.E. is Spartan’s operating strategy based on the five following tenets:

●	Diversified Growth
●	Redefining New Technologies
●	Integrated Operational Improvement
●	Vibrant Culture
●	Extend Our Core Markets

First Quarter 2013 Operating Results

●

Revenues for the first quarter of 2013 decreased to $96.1 million from $118.8 million in the prior year due to a decline in revenue in the DSV segment. Lower revenue at DSV was primarily due to the absence of a large aftermarket parts program that ended in early Q3 2012, plus seasonally lower sales and the move of walk-in van production to Bristol, Ind. Although sales at DSV declined during the first quarter of 2013, order backlog at quarter end more than doubled to $100.4 million compared to $39.7 million at December 31, 2012 and $40.0 million at the end of the first quarter of 2012.

●

Revenue in the ER segment increased 2.9% to $34.9 million as higher sales in Emergency Response Vehicles (ERV) more than offset lower sales of Emergency Response Chassis (ERC). ERV sales for the quarter increased as production rates rose to meet higher demand and rising backlog while ERC sales for the quarter declined mainly due to timing of customer orders. Order backlog for the ER segment at March 31, 2013 totaled $104.1 million, up 8.7% from $95.8 million at December 31, 2012 and up 26.6% from March 31, 2012.

●

Sales in the SV segment totaled $29.3 million in the first quarter of 2013 versus $26.1 million in the first quarter of 2012, an increase of 12.3%. The revenue increase was due to higher sales of recreational vehicle chassis and Aftermarket Parts and Accessories (APA) more than offsetting a net decline in production of other specialty vehicles. Chassis sales rose by $2.0 million to $20.4 million in the first quarter of 2013 while APA sales totaled $6.9 million, up $2.2 million from the first quarter of 2012.

●

Gross profit for the first quarter of 2013 totaled $6.3 million versus $13.7 million in the first quarter of 2012. As a percentage of sales, gross margin for the first quarter of 2013 was 6.6% of sales versus 11.6% for the first quarter of 2012. The decline in Q1 2013 gross profit and margin percentage was largely due to the decline in DSV revenue and approximately $1.0 million in Bristol production start-up expenses. Other factors negatively impacting gross profit in Q1 2013 were a $1.0 million recall accrual for certain motorhome chassis in the SV segment, $0.5 million related to an aerial unit service campaign and costs of $0.5 million resulting from establishing a new ER distributor in the Pacific Northwest. During the first quarter of 2012 there were $3.6 million of restructuring charges related to the Bristol relocation project.

●

Operating expenses were reduced by $4.0 million compared to the prior year, totaling $13.2 million in the first quarter of 2013 versus $17.2 million a year ago. Operating expenses as a percentage of sales were 13.7% in the first quarter of 2013 versus 14.4% in the first quarter of 2012. All operating segments saw reductions in operating expenses in the first quarter of 2013 compared to the prior year.

●

Spartan posted an operating loss of $6.8 million in Q1 2013 versus an operating loss of $3.4 million in Q1 2012. Most of the operating loss in the first quarter of 2013 was due to the reduction in DSV sales for the quarter. For Q1 2013, DSV posted an operating loss of $4.0 million versus an operating profit of $1.3 million in Q1 2012. Most of DSV’s operating loss was attributable to lower production and costs related to the ramp-up of walk-in van operations at Bristol. The ER segment posted a Q1 2013 operating loss of $2.6 million versus an operating loss of $2.4 million in the prior year, primarily due to the costs of the aerial service campaign and establishing a distributor more than offsetting revenue growth.

●

The SV segment posted a Q1 2013 operating profit of $1.3 million compared to an operating loss of $0.1 million in the prior year due to higher sales of aftermarket parts and assemblies and RV chassis, along with a positive impact from gross margin improvement and restructuring efforts implemented in 2012. Reducing the SV segment’s operating profit was a $1.0 million recall accrual for certain motorhome chassis.

Bristol Update – Ramping Production and Targeting Efficiency Improvements

John Forbes, President of Utilimaster, commented on the Bristol move, “We completed the relocation of Utilimaster’s walk-in van production to Bristol early in the first quarter of 2013. We moved these operations from a sprawling, 16-building campus with a 2.5-mile long production line and outdoor inventory storage to one, efficient, self-contained facility. Production on the high-volume walk-in van line at Bristol began in mid-February, with production rates increasing throughout the quarter. During the ramp-up, we validated new assembly processes and equipment, and began training associates, a process that continues into the second quarter. We are currently implementing the mixed-model van line and expect to increase production throughout the second quarter of 2013.

“The Bristol project represents a shift in culture as well as production methods and location. As we increase production volume, we are making adjustments and changes to assembly processes along the way. These changes are necessary to improve production flow and efficiency so that we realize the anticipated project savings of $4 million per year. We are making steady progress and expect to see most of these changes in place by the end of the second quarter of 2013. As we move into the third quarter of this year we expect to start to realize operational savings at Bristol and begin to deliver the financial performance we expect,” stated Mr. Forbes.

Mr. Sztykiel commented on the Bristol project, “I am confident in our ability to execute these moves successfully because we have done this before, most recently in our SV segment. Early last year we assigned a gross margin improvement team that implemented a plan that returned the business to profitability. We also learned lessons in improving operating efficiency that we are now applying to our other business units.”

ERV Update – Adding Leadership, Metrics Improving

Dennis Schneider, President of Spartan Emergency Response stated, “While our investments at Bristol have received the most attention, we have also invested in Emergency Response, most recently in our ERV business. Our ERV business is an important complement to our ER chassis business and critical to export growth. Last year we integrated all of our emergency response units into one entity. This year, the steps we took included introducing important new products at the FDIC show in late April and in strengthening our management team. We recently named Kevin Crump as ERV’s Managing Director of Manufacturing Operations. Kevin led Crimson Fire, a predecessor of one of our ERV entities, from 2007 through early 2011. Under Kevin’s leadership, Crimson Fire was profitable and he has an in-depth knowledge of manufacturing. He was most recently assigned to the Bristol project where he was instrumental in the start of walk-in van production. Kevin’s return to ERV is one of the important steps we are taking to restore operational and financial performance.”

“We believe the operational issues we face were brought about by rapid growth and pricing pressures that led to a loss for the quarter. While pricing pressures will remain an issue for the rest of 2013, we are making progress on improving product quality, meeting delivery targets and are working to reduce complexity and raise profitability. Despite ERV’s short-term challenges, we see growth in exports, new products and our alliance with Gimaex all pointing to a bright future,” concluded Mr. Schneider.

Strategic Update - Utilimaster

“We are sometimes asked questions about our strategy and why we are undertaking projects such as the Utilimaster relocation. In effect, the question is, “why the pain?’ The answer is that we have some outstanding businesses and we are investing in their long-term future. We know we cannot stand still and prosper long-term. We must continue to grow, and to grow we must change and invest in our future,” said Mr. Sztykiel.

“We have invested heavily in Utilimaster to take a business with good financial performance to the next level – outstanding financial performance. Utilimaster has already been a great acquisition for Spartan. Since 2010, its revenues have grown by 84% through 2012, with operating income averaging 3% from Q1 2011 through Q1 2013, including restructuring charges. Enduring a bit of short-term pain to generate even greater gains in profitability is worth it and is the right way to increase Utilimaster’s value to shareholders.

2013 Financial Outlook

Spartan’s Interim Chief Financial Officer, Lori Wade, provided an outlook for the remainder of 2013, “We expect the Company to be modestly profitable in the second quarter of 2013, with improving profitability during the second half of 2013. We expect Spartan to be profitable for the year as a whole.

For the year, we expect to realize mid-single-digit revenue growth. Lower margins in the first quarter of 2013 are expected to reduce full-year operating margins, but margins are expected to improve throughout the remainder of the year. For 2013 as a whole, we expect average operating expenses to increase to support growth initiatives, but to remain within a range of 11.5% - 12.0% of sales for the year. Operating margins are projected to be approximately 1.5% - 2.5% for the year, with the second half of 2013 expected to exceed the full-year average.”

“Our balance sheet should strengthen as cash balances increase throughout 2013. We anticipate lower capital requirements for the year and conversion of 2010-spec diesel engine inventories into cash, combined with improved profitability, to replenish cash during the year. Our bank credit and private note placement facilities remain in place, providing additional resources to support future growth”, said Ms. Wade.

John Sztykiel commented on Spartan’s outlook, stating, “Over the past three years, Spartan has transformed itself in many ways. Our task for 2013 is to turn growth in order backlog into growth in net income. As part of our D.R.I.V.E. strategy, “I” stands for “Integrated Operational Improvement” and is centered on four major initiatives shown below.”

●

Gross margin – A disciplined focus on gross margin improvement permeates every operational aspect of Spartan. We expect the second quarter of 2013 to show significant improvement compared to the first quarter and look for continuing progress throughout 2013.

●

Bristol – We expect to have both production lines running at full rate by the end of the second quarter and to begin realizing operational savings in the third quarter. Our efforts to reduce costs and increase profitability will make Utilimaster an even more valuable part of Spartan. While we expect the mixed-model launch to be easier, we also know there will be unforeseen challenges. This is “situation normal” for any production ramp-up. These challenges will be systematically overcome in Q2 just as this was accomplished on the high-volume line in Q1.

●

Reach™ - The Reach™ is demonstrating market acceptance and ability to expand its market. Although its financial performance is not to an acceptable level today, we are on track to realize significant improvement this year.

●	Spartan ERV – We are slightly ahead of our plan to turn outstanding order growth into improved financial performance. We expect performance to improve throughout 2013.

John Sztykiel concluded his remarks, noting, “Transformation is a time-consuming process but is now coming to an end, allowing us to focus on growth and gross margin improvement. While we realize delivering improved operating results is never a simple task, we are committed to making it happen. D.R.I.V.E. is the right strategy and our commitment is to execute that strategy consistently this year and beyond. I think it’s worth repeating that while our task is never easy, we believe the heaviest lifting is done and the outlook for the rest of 2013 improves as we move through the year.”

Conference Call, Webcast and Roadcast®

Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. To listen to a live webcast of the call, please visit www.spartanmotors.com, click on “Shareholders,” and then on “Webcasts.”

For more information about Spartan, please view the Company’s Roadcast “digital road show” designed for investors. To launch the Spartan Motors Roadcast, please visit www.spartanmotors.com and look for the “Virtual Road Show” link on the right side of the page.

About Spartan Motors

Spartan Motors, Inc. designs, engineers and manufactures specialty chassis, specialty vehicles, truck bodies and aftermarket parts for the recreational vehicle (RV), emergency response, government services, defense, and delivery and service markets. The Company's brand names – Spartan™, Spartan Chassis™, Spartan ER™, Spartan ERV™ and Utilimaster® - are known for quality, performance, service and first-to-market innovation. The Company employs approximately 1,700 associates at facilities in Michigan, Pennsylvania, South Dakota, Indiana, Florida and Texas. Spartan reported sales of $471 million in 2012 and is focused on becoming a global leader in the design, engineering and manufacture of specialty vehicles and chassis. Visit Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial strength, future plans, objectives, and the performance of our products. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:

Lori Wade, Interim CFO Spartan Motors, Inc. (517) 543-6400	Greg Salchow, Director IR & Treasury Spartan Motors, Inc. (517) 543-6400

Spartan Motors, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except par value)

	March 31, 2013	December 31,
	(Unaudited)	2012
ASSETS
Current assets:
Cash and cash equivalents	$16,617	$21,748
Accounts receivable, less allowance of $1,014 and $1,021	40,309	47,139
Inventories	77,685	67,591
Deferred income tax assets	6,291	6,291
Income taxes receivable	4,349	3,011
Assets held for sale	716	716
Other current assets	5,227	6,027
Total current assets	151,194	152,523

Property, plant and equipment, net	58,734	59,122
Goodwill	20,815	20,815
Intangible assets, net	10,813	11,052
Other assets	1,868	1,639
TOTAL ASSETS	$243,424	$245,151

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$23,295	$23,000
Accrued warranty	7,765	6,062
Accrued customer rebates	1,477	2,299
Accrued compensation and related taxes	5,806	7,748
Deposits from customers	10,482	6,386
Other current liabilities and accrued expenses	6,472	8,113
Current portion of long-term debt	98	82
Total current liabilities	54,395	53,690

Other non-current liabilities	3,382	3,071
Long-term debt, less current portion	5,270	5,207
Deferred income tax liabilities	4,454	4,454

Shareholders' equity:
Preferred stock, no par value: 2,000 shares authorized (none issued)	-	-
Common stock, $0.01 par value; 40,000 shares authorized; 33,841 and 33,862 outstanding	338	339
Additional paid in capital	73,322	72,873
Retained earnings	101,263	105,517
Total shareholders' equity	174,923	178,729
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$243,424	$245,151

Spartan Motors, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2013	% of sales	2012	% of sales

Sales	$96,136		$118,812
Cost of products sold	89,789	93.4	101,453	85.4
Restructuring charge	-	-	3,615	3.0
Gross profit	6,347	6.6	13,744	11.6

Operating expenses:
Research and development	2,801	2.9	3,775	3.2
Selling, general and administrative	10,374	10.8	11,596	9.8
Restructuring charge	-	-	1,793	1.5
Total operating expenses	13,175	13.7	17,164	14.4

Operating loss	(6,828)	(7.1)	(3,420)	(2.9)

Other income (expense):
Interest expense	(70)	(0.1)	(91)	(0.1)
Interest and other income	146	0.2	207	0.2
Total other income (expense)	76	0.1	116	0.1

Loss before taxes	(6,752)	(7.0)	(3,304)	(2.8)

Taxes	(2,498)	(2.6)	(1,289)	(1.1)

Net loss	$(4,254)	(4.4)	$(2,015)	(1.7)

Basic and Diluted net loss per share	$(0.13)		$(0.06)

Basic and Diluted weighted average common shares outstanding	33,381		33,019

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
Unaudited

Three Months Ended March 31, 2013 (amounts in thousands of dollars)

	Business Segments
	Emergency Response	Delivery & Service Vehicles	Specialty Vehicles	Other	Consolidated

Emergency Response Chassis Sales	$17,403	$-	$-	$-	$17,403
Emergency Response Vehicle Sales	17,546	-	-	-	17,546
Utilimaster Vehicle Sales	-	26,230	-	-	26,230
Motorhome Chassis Sales	-	-	20,398	-	20,398
Other Specialty Vehicles	-	-	2,018	-	2,018
Aftermarket Parts and Assemblies	-	5,683	6,858	-	12,541

Total Sales	$34,949	$31,913	$29,274	$-	$96,136

Depreciation and Amortization Expense	$372	$587	$427	$652	$2,038
Operating Income (Loss)	(2,562)	(3,970)	1,327	(1,623)	(6,828)
Segment Assets	77,601	72,414	29,677	63,732	243,424

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
Unaudited

Period End Backlog (amounts in thousands of dollars)

	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	March 31, 2012

Emergency Response Chassis*	$34,053	$37,005	$32,454	$31,323	$34,644
Emergency Response Vehicles*	70,023	58,764	53,458	51,979	47,517
Total Emergency Response Backlog	104,076	95,769	85,912	83,302	82,161

Motorhome Chassis *	13,736	13,453	12,863	10,885	10,712
Other Vehicles*	3,056	3,968	-	-	150
Aftermarket Parts and Assemblies	7,319	9,179	4,536	3,989	2,610
Total Specialty Vehicles Backlog	24,111	26,600	17,399	14,874	13,472

Delivery & Service Vehicles *	100,394	39,656	65,026	75,116	40,032
Total Backlog	$228,581	$162,025	$168,337	$173,292	$135,665

* Anticipated time to fill backlog orders at March 31, 2013; 6 months or less for emergency response chassis; 7 months or less for emergency response vehicles; 2 months or less for motorhome chassis; 4 months or less for delivery and service vehicles; and 6 month or less for other products.

Note: Effective with Q4 2012, eliminations for intercompany orders of emergency response chassis are reflected in the emergency response chassis sales and backlog figures. Previously these eliminations were reflected in the emergency response vehicles sales and backlog figures. Amounts for prior quarters have been adjusted to reflect this change.